Exhibit 99.3

To: Robert Bonczek

From: Jeff Lipton, Chairman of the Board

Letter Agreement of Retirement

Trimeris, Inc. ("Company") hereby requests that you elect to retire effective on April 30, 2007. If you agree, and upon execution of the attached settlement and release, your retirement will also be considered to be a termination without cause pursuant section 5(a)(i) of your Executive Employment Agreement with the Company dated March 9, 2007 ("Employment Agreement") and accordingly you will be entitled to all the benefits of that Employment Agreement in addition to the benefits due to you as a result of your retirement including the opportunity to exercise vested options for the full term of the options as provided under the Company's Retiree Benefits plan.

In addition, on June 22, 2007, you will be fully vested in the restricted shares of Trimeris common stock that were granted to you in June 2004. In connection with the Employment Agreement you will be granted 35,000 shares of restricted stock as soon as practicable; these shares will vest 100% on March 16, 2009.

Accepted and agreed
_/s/ Jeffrey M. Lipton ___	_ /s/ Robert R. Bonczek___
Jeffrey M. Lipton	Robert R. Bonczek
Chairman of the Board

3/14/07	3/14/07
Date	Date